UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Commencing June 10, 2011, the following materials will be used by employees of Monolithic Power Systems, Inc. and our proxy solicitation firm to communicate about MPS’s  upcoming Annual Meeting of Stockholders and may be sent to certain stockholders.  The information below supplements information contained in MPS’s definitive 2011 proxy statement dated April 28, 2011.  This information may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities Exchange Commission.

Institutional Shareholder Services Proxy Advisory Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have recently recommended that their clients vote “against” MPS’ advisory vote on executive compensation due to perceived pay-for-performance and pay level issues. Below we outline the reasons why we believe ISS’ and Glass Lewis’ analyses of MPS’ executive compensation programs are flawed and why we believe our executive compensation programs are reasonable, competitive and in line with the long-term interests of our stockholders.

1.	ISS Does Not Focus on the Totality of the Circumstances Surrounding our CEO’s Compensation for 2010 and Misses the Relationship Between the Company’s Compensation Decisions for 2010 and 2009.

Our management, board of directors and compensation committee typically address compensation for the year during January and February.  In early 2009, the worldwide economy was in the grip of a deep recession amid a financial crisis in the United States and Europe.  One effect of the economic paralysis was that we, like many other companies, had limited visibility at the beginning of the year as to what the economy would be like for the year. In response to this unprecedented situation, our CEO, Michael Hsing, recommended to our compensation committee and board of directors that we should refrain from granting equity awards to the executive management team and should freeze most executive salaries at 2008 levels.  Our compensation committee and board of directors concurred with Mr. Hsing’s recommendation, and made no equity grants to any of our named executive officers (“NEOs”) during 2009.  In light of the uncertain business climate, both in our industry and for the entire economy, our compensation committee and board of directors also established performance targets for our annual incentive bonus program that they deemed reasonable under the circumstances as they understood them in February 2009.  In light of the lack of visibility as to the economic climate through the year, our compensation committee retained flexibility to increase or decrease the amount of such bonuses on a retrospective basis after the year was completed.

As events turned out, in the first half of 2009, the general economy and our industry began to recover from the recession and the financial crisis eased.  Our operating results for 2009 were very good, and the company outperformed its industry on many metrics.  Under the bonus targets set by our compensation committee and board of directors in February 2009, our executives would have been entitled to incentive bonuses well in excess of the target bonuses. In recognition of the difficulty of setting performance targets at the beginning of 2009 during the depth of the recession and financial crisis, Mr. Hsing recommended to our compensation committee and board of directors that they should exercise their discretion and reduce the bonuses that our executives would otherwise have earned for the year.  Our compensation committee and board of directors accepted this recommendation and reduced the bonuses that would otherwise have been awarded to our NEOs by a total of approximately $500 thousand.  We believe that such actions demonstrate alignment between the interests of our management team and stockholders.

In February and July 2010, our compensation committee and board of directors granted equity awards to Mr. Hsing and other NEOs that recognized that no equity awards had been granted during 2009, that the Company’s performance during 2009 was very good and that Mr. Hsing had demonstrated leadership during the difficult days of early 2009 in seeking to align the interests of the executives with the interests of our stockholders.  The 2010 grants to Mr. Hsing were consequently larger than it might have otherwise been.  For 2010, our compensation committee retained a compensation consultant, First Niagara, to conduct an independent review of our executive compensation program, and compare our  compensation programs to a peer group of 14 publicly-traded semiconductor companies. In its review, First Niagara considered all elements of total direct compensation for all of our executive officers.

Under ISS’ methodology, there was a 462% increase in total compensation paid to our CEO during 2010.  For the reasons described above, we believe this percentage increase, while arithmetically accurate,  is misleading when viewed in isolation.  If we were to assume equity awards for 2009 consistent with 2008, and then compare that to a similar grant made for 2010, there would not be any meaningful increase in our CEO compensation from 2009 to 2010, especially not a 462% increase.  Our compensation committee granted the equity awards based on a number of factors, including:

1.	Our CEO’s base compensation did not increase in 2009 or 2010 from the level paid in 2008;

2.	As noted above, our CEO did not receive any equity awards in 2009;

3.	Our CEO did not receive any other form of equity awards in 2010;

4.	Our belief that our operating performance in 2009 exceeded that of our peers in the semiconductor industry, which was largely attributable to the leadership and direction provided by our CEO;

5.	The belief that retaining our CEO is in the long-term best interests of our stockholders and critical to the long-term performance of the company, and that the restricted stock unit awards is a means to promote such retention;

6.	Our CEO’s compensation for 2009 was substantially below the compensation he received in 2008; and

7.	The view that, even after the 2010 equity awards, our CEO’s compensation for 2010 was in line with the compensation paid to him by the company in 2008.

2.	MPS’ Long-Term Incentive Compensation Takes Into Account Performance

ISS and Glass Lewis state that our compensation policies do not take performance into consideration.  This is not accurate.  Our cash incentive awards are tied to our performance.  Our CEO’s incentive bonus is based entirely on our achievement of revenue and non-GAAP operating income targets.  For our other NEOs, one half of their incentive bonus is based on our achievement of revenue and non-GAAP operating income targets and the other half is tied to their achievement of individual performance targets as determined by our CEO and approved by our compensation committee.  None of our executives are guaranteed incentive bonuses.

Our long-term equity awards are designed to reward and retain our valued executives, to help us effectively compete for executives that can strategically position the company for future growth and financial success, and to encourage our executives to focus on achieving both short-term goals as well as long-term developmental goals.  The compensation committee believes that a four year vesting schedule for our NEOs is appropriate because such vesting period provides a proper incentive to the NEOs while still retaining the long-term retention goals of such awards. A four-year vesting schedule is very common among technology companies in Silicon Valley with which we compete for executive talent.  Accordingly, we disagree with ISS and Glass Lewis’ views that time based vesting of equity awards for our company is inappropriate.  In 2010, our compensation committee began adding performance criteria for accelerated vesting of certain restricted stock units in an effort to maintain a stockholder-focused award program.  In order for our NEOs to receive accelerated vesting of these restricted stock unit awards, our non-GAAP earnings per share, as equitably adjusted by the compensation committee, for any fiscal year during the period from January 1, 2010 through December 31, 2012, must be 110-125% of the non-GAAP earnings per share set forth in the annual operating plan approved by our Board for the fiscal year.

3.	The Metrics Used to Determine Accelerated Vesting Are Different Than The Metrics Used To Determine Cash Incentive Bonuses.

As described above, the performance metrics for determination of the cash incentive bonuses earned by our executives is different than the performance metrics used to determine whether the vesting of a restricted stock unit award will be accelerated.  In the case of incentive bonuses, the compensation committee uses revenue and non-GAAP operating income targets.  In the case of the performance-based 2010 restricted stock awards, accelerated vesting requires the achievement of a specified level of non-GAAP earnings per share, compared to the amount budgeted in the annual operating plan approved by our board of directors.

4.	The MPS Board of Directors Has Never Exercised Upward Discretion to Adjust Annual Cash Incentive Awards.

ISS and Glass Lewis highlight in  their reports that MPS has the discretion to upwardly adjust the cash incentive awards paid to our executives.  However, our compensation committee has not since our inception upwardly adjusted cash incentive awards paid to our executives.  In fact, the compensation committee exercised negative discretion in 2010 and, as a result, reduced the amount of incentive compensation that would have otherwise been paid to our NEOs by a total of approximately $500 thousand.

5.	MPS Is Committed To Pay Practices That Are Aligned With Stockholder Interests.

ISS and Glass Lewis identified certain compensation practices or policies (or the lack thereof) that they believe are not in the best interests of our stockholders.  These practices and policies include (i) tying the vesting of a substantial portion of the equity awards granted to our NEOs to the achievement of pre-established, measurable performance targets, (ii) stock ownership guidelines for our management and directors, which we have not adopted, (iii) clawback provisions for variable compensation in the event we restate our financial statements, which we have not adopted, and (iv) provisions in our NEOs’ employment agreements that provide that in the event  any severance payment or other benefits payable to such persons constituted “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the applicable excise tax, we will pay such persons a “gross-up” payment sufficient to pay the applicable excise tax.  We are committed to re-examining these practices in 2012, and anticipate modifying our compensation policies and practices to take into account some or all of these items.